                                                           EXHIBIT 1-a(3)(b)(i)


             SELLING GROUP AGREEMENT KEMPER FINANCIAL SERVICES, INC.

               120 South LaSalle Street, Chicago, Illinois 60603

Dear Sirs:                                            Dated____________________

     As principal underwriter, we invite you to join a Selling Group for the distribution of shares of the Kemper Mutual Funds named in the Addendum hereto, (herein called "Funds") but only in those states in which the shares of the respective Funds may legally be offered for sale. As exclusive agent of each of the Funds, we offer to sell to you shares of the Funds on the following terms:
     1. In all sales of these shares to the public you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the issuer, for us or for any other member of the Selling Group.
     2. Orders received from you will be accepted by us only at the public offering price applicable to each order, as established by the then current Prospectus of Each Fund, subject to the discount, if any, hereinafter provided. Upon receipt from you of any order to purchase shares of a Fund, we shall confirm to you in writing or by wire to be followed by a confirmation in writing. Additional instructions may be forwarded to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.
     3. (a) You may offer and sell shares to your customers only at the public offering price determined in the manner described in the current Prospectus of each Fund. The public offering price is the net asset value per share plus a sales charge from which you shall receive a discount equal to a percentage of the applicable offering price as set forth on the Addendum.
          (b) The scale shown on the Addendum is applicable to purchases made at one time by "any person," which term shall include an individual, or an individual, his spouse and children under the age of 21, or a trustee, guardian or other fiduciary of a single trust estate or single fiduciary account including a pension, profit sharing or other employee benefit trust created pursuant to a plan qualified under Section 401 of the Internal Revenue Code.
          (c) The scale is also applicable to the concurrent purchase of shares of two or more of the Funds (for which there is a sales charge), and to the aggregate amount of purchases of shares of such Funds made by any of the persons enumerated above within a thirteen month period pursuant to a Letter of intent in the form provided by us, which includes provision for a price adjustment, depending upon the actual amount purchased within such period.
          (d) The sales charges and dealer discounts set forth on the Addendum are computed on a cumulative basis at the rate applicable to the amount being purchased plus the value (at the maximum offering price) of all shares of the Funds (for which there is a sales charge) then held by the investor and are subject to other discounts as set forth in the then current Prospectus of each Fund. We must be notified by the investor or by you each time a purchase qualifies for a reduced sales charge as a result of the investor's existing holdings.
          (e) Shares of certain Funds may be sold at net asset value to organizations exempt from federal income tax under Section 501
               (c)(3) or (13) of the Internal Revenue Code or a pension, profit sharing or other employee benefit plan qualified under Section 401 of the Internal Revenue Code, provided that five million dollars or more (one million dollars or more for Kemper International Fund) is invested in the Fund by such organization as provided in the Prospectus for such Fund (the foregoing is not applicable for Kemper Municipal Bond Fund, Kemper California Tax-Free Income Fund or Funds for which there is no sales charge). Shares owned or purchased in other Kemper Mutual Funds by such organizations are not counted for this purpose or towards completion of a Letter of Intent. We may pay you up to .15% of the net asset value of shares sold by you to such organizations at net asset value in accordance with the foregoing.
     4.   By accepting this agreement, you agree:
          (a)  To purchase shares only from us or from your customers.
          (b) That you will purchase shares from us only to cover purchase orders already received from your customers, or for your own bona fide investment.
          (c) That you will not purchase shares from your customers at a price lower than the bid price then quoted by or for the Fund involved. You may, however, sell shares for the account of your customer to the Fund, or to us as agent for the Fund, at the bid price currently quoted by or for the Fund and charge your customer a fair commission for handling the transaction.
          (d) that you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.
     5.   We will not accept from you any conditional orders for shares.
     6. If any shares confirmed to you under the terms of this agreement are repurchased by the issuing Fund or by us as agent for the Fund; or are tendered for repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall forthwith refund to us the full discount allowed to you on such shares. We agree to pay to the Fund our share of the sales charge on such shares, and upon receipt from you of your discount, to pay the same forthwith to the Fund. We will notify you of any such repurchase within ten business days of such repurchase. In case of any such repurchase from an organization purchasing shares at net asset value under paragraph 3(e) above, you shall return any payment made by us to you under such paragraph 3(e) with respect to such shares.
     7. Payment for shares ordered from us shall be in New York clearing house funds and must be received by the Funds' agent, DST Systems, Inc., 301 West 11th Street, Kansas City, Missouri 64105 within seven days after our acceptance of your order. If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the shares ordered back to the Fund, in which case we may hold you responsible for any loss, including loss of profit, suffered by us as a result of your failure to make such payment.
     8. Shares sold to you hereunder shall be available in negotiable form for delivery at DST Systems, Inc., 301 West 11th Street, Kansas City, Missouri 64015, against payment, unless other instructions have been given.

     9. No person is authorized to make any representations concerning shares of any Fund except those contained in the current Prospectus of such Fund and in printed information subsequently issued by the Fund or by us as information supplemental to such Prospectus.
     10. All sales will be made subject to our receipt of shares from the Fund. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely, to change the price, or to modify, cancel or change the terms of this agreement. This agreement shall be in substitution for any prior agreement between us regarding these shares the Addendum hereto may be modified or supplemented from time to time by us by notice to you.

     11. Your acceptance of this agreement constitutes a representation (i) that you are a registered security dealer and a member in good standing of the National Association of Securities Dealers, Inc. and that you agree to comply with all applicable state and federal laws, rules and regulations applicable to transactions hereunder and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., including specifically Section 26,
Article III thereof, or (ii) if you are offering and selling shares of the Funds only in jurisdictions outside of the several states, territories and possessions of the United States and are not otherwise required to be a member of the National Association of Securities Dealers, Inc., that you nevertheless agree to conduct your business in accordance with the spirit of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and to observe the laws and regulations of the applicable jurisdiction. You likewise agree that you will not offer or sell shares of any Fund in any state or other jurisdiction in which they may not lawfully be offered for sale.

     12. All communications to us should be sent to the address in the heading above. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This agreement shall be construed in accordance with the laws of Illinois.

------------------------------------------------------------------------------
VARIABLE CONTRACTS
  This Selling Group Agreement in effect between us provides for the offering of variable contracts ("Contracts") issued by Kemper Investors Life Insurance
Company: "KILICO" for which Kemper Financial Services, Inc., ("KFS") serves as distributor. You may offer and sell Contracts to your customers only through your registered representatives who are variable contract licensed pursuant to applicable state law and who have been specifically appointed by KILICO to solicit Contracts in the applicable jurisdiction.
  You may offer and sell the Contracts only in accordance with the terms and conditions of the currently effective Prospectus or offering brochures applicable to the Contracts and to any Fund which may serve as a funding vehicle for the Contracts. You may not make any representation, including any representation regarding the tax status of the Contracts, not included in such Prospectuses, offering brochures or in any written, authorized advertising or sales material supplied by KILICO and you shall further be liable for any claim against KILICO or KFS arising from your failure to comply with the provision. Any proposed advertising, printed material or presentation script relating to the Contracts must be approved in writing by KILICO prior to its use.
  In no event shall you forward to KILCO less than any payment collected by your registered representative, without deduction for compensation or commission.


                                        KEMPER FINANCIAL SERVICES, INC.

                                        By_______________________________
                                             Authorized Signature

We have read the foregoing agreement and accept and agree to the terms and conditions thereof.

                                        Firm ____________________________


Witness:_____________________________   By_______________________________
                                             Authorized Signature


                                        Address:_________________________

The above agreement should be executed in duplicate and one copy returned to us.

                                 (Dealer Copy)

KILICO
DISTRIBUTION
ORGANIZATION
AGREEMENT

KEMPER INVESTORS LIFE INSURANCE COMPANY
120 South LaSalle Street, Chicago, Illinois  60603


DISTRIBUTION ORGANIZATION AGREEMENT

Kemper Investors Life Company, herein called the "Company, and ____________
___________________________________________________________________________
(a Corporation organized under the laws of the State of___________________), (a partnership organized under the laws of the State of___________________), (an individual proprietorship situated in the State of ___________________), with offices at __________________________, City of_______________________,
State of _____________________________, Zip Code _______, herein called the
"Distribution Organization", hereby agree as follows:

1. The Company hereby appoints the Distribution Organization to represent the Company subject to the limitations of this Agreement in the following
Territory:





2. The Distribution Organization agrees that no exclusive rights are granted in such Territory, and accepts such non-exclusive appointment subject to all of the terms and conditions of this Agreement, as such may be amended from time to time. The Distribution Organization agrees to be diligently devoted to the business of this appointment, and use its best efforts.


A.  DUTIES OF THE DISTRIBUTION ORGANIZATION

The Distribution Organization shall, in accordance with the Company's rules and practices and governmental statues, regulations and rulings:

1. Actively seek and obtain qualified individuals or agencies experienced in life insurance and annuities for appointment as General Agents of the Company. For purposes of this Distribution Organization Appointment, an Appointed General Agent shall be an insurance agent or agency which has become licensed with the Company, has entered into a General Agent Agreement with the Company at the request of the Distribution Organization and has been accepted by the Company and designated by the Company's records. Each appointed General Agent and Agent shall be an independent contractor with the Company. Nothing herein contained shall be construed to create the relationship of employer and employee between Company and an appointed General Agent or Agent. The Distribution Organization shall use, without alteration, the printed forms of General Agent's or Agent's Agreements, furnished by the Company for the appointment of a General Agent or Agent. No such Agreement shall be in force until approved in writing by a duly authorized officer of the Company. The Distribution Organization shall not modify the terms of such Agreement by means of any other Agreement with the General Agent or Agent without the Company's approval. The Company reserves the right to refuse to license any such proposed General Agent or Agent.

2. Provide training, supervision and administrative services to appointed General Agents and their Agents in connection with the sale of the Company's insurance products in accordance with the Company's rules and practices;

3. Maintain and distribute to its appointed General Agents adequate supplies of Company authorized training, advertising and such other material as the Company may prescribe;

4. At the Company's request, conduct preliminary underwriting activities including arranging medical examinations and other authorized requirements in respect of applications for the Company's life insurance policies which are solicited by appointed General Agents and Agents in accordance with written instructions provided by the Company;

5. Conduct its activities in respect of the Company's business only in those locations approved by the Company in writing. The Company shall have the option at its sole discretion, to terminate any such agreement in accordance with the terms of the Agreement.

6. Maintain accurate records of appointed General Agent's and Agent's activities and promptly notify the Company of any infractions of insurance laws or regulations or Company rules by an appointed General Agent or Agent.

7. Pay all licensing fees (first time, renewal and otherwise) for all General Agents and Agents.

8. Provide all ledgers and replacement forms. This includes obtaining the Company's Silent Partner System and responsibility for expenses incurred in training licensed General Agents, and Agents operating under supervision of the Distribution Organization.

9. Provide sales/seminar support services, acting as first line of contact for General Agents and Agents operating under supervision of the Distribution Organization.


B.  SOLICITATION/PREMIUM COLLECTION

1. The Distribution Organization is authorized, both personally, and through General Agents and Agents jointly appointed by the Company and the Distribution Organization (and operating under the supervision of the Distribution Organization) to: (a) solicit and procure applications of a kind and character satisfactory to the Company for life insurance policies and annuity contracts specified in the attached Schedule of Commissions and Allowances, but only to the extent such policies and contracts have been approved for sale in the Territory, or parts of the Territory, which Schedule is by this reference made a part of this Agreement, as such may be amended from time to time, and to transmit such applications to the Company; and (b) collect the first premium on such policies and contracts issued by the Company, all in accordance with the Company's detailed requirements with respect thereto as such may be issued, amended or supplemented from time to time.

a. All applications for such policies and contracts shall be made on application forms supplied by the Company, and all such completed applications and supporting documents shall be the property of the Company and promptly delivered to it.

b. All applications are subject to acceptance by the Company at its sole discretion.

c. The Distribution Organization shall have no authority to alter, modify, waive or change any of the terms, rates or conditions of the Company's applications, policies or contracts or any other Company form. The Distribution Organization shall have no authority except that which is expressly set forth in this Agreement, and no other authority may be implied from the authority expressly granted.

d. the premiums collected by the Distribution Organization shall be remitted promptly in full, together with such application and other documentation required by the Company, directly to the Company at the address indicated on the signature page of this Agreement, or to such address as the Company may designate from time to time. Checks or money orders for the Premium shall be drawn to the order of the Company. All moneys received by the Distribution Organization as full or partial payment of the first premium on such policies or contracts shall be held by the Distribution Organization in a fiduciary capacity until remittance to the Company, in accordance with the current requirements of the Company in this regard.

e. The full amount of the first premium must be collected by the Distribution Organization on or before delivery of any life insurance policy or any annuity contract.

f. Notwithstanding the foregoing, the Distribution Organization, with the written permission of the Company and upon such conditions as it may impose in such permission, may, in lieu of remitting the entire premium collected, deduct and retain the applicable commission, and remit the balance of the first premium to the Company. Any such deduction and retention of the first year commission shall be in trust for the Company until the Company notifies the Distribution Organization in writing that the policy, to which such commission relates, is approved or disapproved. If approved, issued and delivered according to the rules of the Company, such commission shall then become the property of the Distribution Organization unless otherwise subject to lien or offset in favor of the Company. If the application for the policy is approved, such commission will be subject to disposition as directed by the Company. Nothing contained herein shall permit commingling of the funds of the Company with the funds of the Distribution Organization to any extent.

g.  All premiums due after the first shall be collected by the Company.

h. The distribution Organization shall not solicit or procure applications outside the Territory, nor in any jurisdiction in which the Distribution Organization is not licensed as a life insurance agent or the Company is not authorized to solicit or sell its policies and contracts. The Distribution Organization shall not transmit any policy or certificate where the health of the insured named thereon is other than stated in the application or health questionnaire.

2. The Distribution Organization agrees to take all reasonable action to prevent policies and contracts, issued pursuant to applications procured under the terms of this Agreement, from lapsing.

3. The Distribution Organization shall not, at any time, either during or after termination of this Agreement, induce any policyholder of the Company to relinquish, surrender or lapse any policy issued by the Company without prior written approval of the Company.

4. The Distribution Organization shall keep customary and accurate accounts of receipts and disbursements and shall, at the Company's request and in accordance with its instructions, account for all policies, receipts, premiums and other moneys received, and all property and supplies received from the Company. The Company may at any time during regular business hours review and/or make copies of the records of such accounts which copies shall become the property of the Company. The Company will furnish the Distribution Organization a copy of the Distribution Organization's ledger account with the Company within a reasonable time after receipt of a written request thereof.


C.  DISTRIBUTION ORGANIZATION SCHEDULE OF COMMISSION AND ALLOWANCES

1. In consideration of the duties and responsibilities of the Distribution Organization, the compensation set forth in the Schedule of Commissions and Allowances, as amended from time to time, will be paid to the Distribution Organization, except as provided below, on premiums paid and accepted by the Company for the designated life insurance policies and annuity contracts listed in the Schedule of Commissions and Allowances, which are applied for by the appointed General Agents and Agents under the supervision of the Distribution Organization and which are issued on and after the effective date of this Distribution Organization Agreement. The Company may, at any time, amend the Schedule of Commissions and Allowances and change the rates of commissions and the period during which they shall be payable for any policies applied for on or after the effective date of such change, and such Amended Schedule shall supercede all other Commission Schedules without necessity of signatures, and will become effective on the date stated on the amended Schedule.

a. No premium shall be considered paid in cash to the Company until it shall have been actually collected and received by the Company.

b. The commissions and allowances payable under this Agreement to the Distribution Organization except in those circumstances where payments are made to the General Agent in accordance with a General Agent's Agreement shall be compensation in full for: (a) all services performed by the

Distribution Organization and the licensed General Agents and Agents operating under the Distribution Organization's supervision under this Agreement, and (b) all expenses incurred by the Distribution Organization and such licensed General Agents and Agents in connection with this Agreement. In those cases where a General Agent Agreement exists between the Distribution Organization and the Company, commissions to the Distribution Organization will be reduced accordingly on such business produced.

c. The Distribution Organization shall be obligated to return to the Company commissions paid under the circumstances and conditions set forth in the Schedule of Commissions and Allowances.

d. No further commissions shall be paid with respect to premiums received on reinstated policies which previously had been in lapsed condition for three months or more, unless the reinstatement was accomplished solely through the efforts of the Distribution Organization or licensed General Agents or Agents acting under the Distribution Organization's supervision and while this Agreement remains in force.

e. If a new policy is issued within twelve months before or after the date of surrender of, or date of discontinuance of premium payments on, a then or formerly existing policy issued by the Company on the same life, the Distribution Organization shall not be entitled to a commission on such new policy.

f. Monies paid to the Company to be held by the Company and to be applied by it in payment of premiums due in the future ("premiums paid in advance") shall not be considered premiums upon which commissions, if any, are due and payable until such monies are actually applied in payment of premiums at the time such are due.

g. Commissions will not be paid on premiums waived or commuted by reason of death, disability or exercise of policy options.

h. The Company shall have the right to refuse to pay commissions on policies or contracts issued on applications submitted by licensed General Agents or Agents operating under the Distribution Organizations's supervision, on applicants whose permanent residence is outside the Distribution Organization's Territory.

2. The Company may offset against any claim for commissions and any other compensation, payable by the Company to the Distribution Organization under this Agreement or under any other agreement with the Company now or hereafter existing, any existing or future indebtedness of the Distribution Organization to the Company and any advances heretofore or hereafter made by the Company to the Distribution Organization. Such indebtedness and advances shall be a first lien against any such compensation. The Distribution Organization may not offset against such indebtedness any compensation accrued or to accrue under this Agreement or under any other agreement with the Company now or hereafter existing. All indebtedness of the Distribution Organization to the Company shall be debited to the Distribution Organization's account. In the event the company is required to pursue formal collection procedures in order to collect any indebtedness under the terms of this Agreement, the Distribution Organization agrees to be responsible for any expense incurred by the Company, be it the fee of a collection agent, attorney, or other costs, including court costs.

D.  ADVERTISING/SALES LITERATURE

1. All sales literature, sales materials and advertising, relating to policies and contracts to be marketed under this Agreement, prepared by the Distribution Organization must be first submitted to the Company for its approval, and shall not be used with the prior written approval of an authorized officer of the Company, and such use shall be subject to such terms, conditions and limitations as may be imposed by the Company in such approval.

a. Such approval may abe withdrawn by the Company in whole or in part upon notice to the Distribution Organization, shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising.

b. The Distribution Organization shall maintain a complete file of all such sales literature, sales material and advertising, including specimen copies thereof, which has been printed, published or otherwise used, with a notation indicating the manner and extent of distribution or other use of such sales literature, sales material and advertising (including, without limitation of the foregoing, the dates of publication, and the names of the publications in which any of such advertising appears). The Distribution Organization shall report to the Company within ten days after the end of each calendar month, the manner and extent distribution or other use of such sales literature, sales material and advertising during such calendar month, so that the Company will always be fully apprised thereof.

c. "Advertising: is hereby defined to be material designed to create public interest in life insurance or annuities or in the Company, or to induce the public to purchase, increase, modify, reinstate, or retain a policy including:

    1. printed and published material, audiovisual material, descriptive literature used in direct mail, newspapers, magazines, radio and television scripts, billboards, and similar displays;

    2. descriptive literature and sales aids of all kinds issued by the Distribution Organization, including but not limited to circulars, leaflets, booklets, depictions, illustrations, and form letters;

    3. material used for the recruitment, training, and education of General Agents and Agents operating under the supervision of the Distribution Organization which is designed to be used or is used to induce the public to purchase, increase, modify, reinstate, or retain a policy;

    4. prepared sales talks, presentations, and material for use by the Distribution Organization, and licensed General Agents and Agents operating under the Distribution Organization's supervision.

2. All manuals, guides, books, tapes, programs and other materials developed by the Company which may be delivered to the Distribution Organization from time to time, and the information contained therein, will remain the sole and exclusive property of the Company, and shall be used solely in the solicitation of applications for policies and contracts covered by this Agreement. These materials may not be reproduced in any way without the prior written approval of an authorized officer of the Company. Upon termination of this Agreement, such items will be returned promptly to the Company. None of the information furnished the Distribution Organization shall be disclosed to the Company's competitors without its written consent.


E.  LICENSING/INDEPENDENT CONTRACTOR

1. The Company agrees to cooperate with the Distribution Organization in securing, to the extent required by state insurance law, the licensing of General Agents and Agents operating under the Distribution Organization's supervision as life insurance agents for the Company. The Distribution Organization, however, recognizes the responsibility of supervision of such licensed General Agents and Agents, and agrees to supervise such licensed General Agents and Agents, and to exercise all responsibilities required by applicable federal and state laws and regulations, and regulations of any self regulatory organization or stock exchange.


F.  RIGHTS OF THE COMPANY

1. In addition to other rights set forth herein or implied or necessitated by the terms hereof, the Company specifically reserves the rights to: (a) modify or amend any policy or contract form, (b) discontinue or withdraw any policy or contract form from the Distribution Organization's Territory or any part thereof, and this may be done without prejudice to continuing such form in any other Territory of the Company or in any other part of the Distribution Organization's Territory, (c) fix maximum and minimum limits on the amounts for which any policy or contract form may be issued, (d) modify or alter the conditions or terms under which any policy or contract form may be sold, or regulate its sale in any way, (e) cease doing business in all or any part of the Distribution Organization's Territory, (f) change commissions or other compensation on policies or contracts issued in the Distribution Organization's Territory, (f) change commissions or other compensation on policies or contracts issued in the future upon prior notice to the Distribution Organization, and (g) require that the Distribution Organization be bonded in an amount which bears a reasonable relationship to the composition and volume of the Distribution Organization's business with the Company.

G.  SUPERVISION OF AGENTS

1. The Distribution Organization will cause licensed General Agents and Agents operating under the Distribution Organization's supervision:

a. who solicit applications for the Company's insurance policies and annuity contracts to be legally qualified and licensed to sell such policies and contracts in the applicable jurisdictions;

b. to solicit applications for, and to deliver, the Company's insurance policies and annuity contracts only in jurisdictions where such policies and contracts have been approved for sale;

c. to make no representation concerning such policies and contracts except such as may be contained in the sales literature and materials and advertising furnished by the Company or previously approved in writing by an officer of the Company; and

d. not to in any manner contact, enter into discussions with, or make any representations to any state or federal regulatory authority or representatives thereof in relation to the Company's policies and contracts or with respect to the Company's authority to do business.

2. Notwithstanding any of the foregoing, the Distribution Organization will not be precluded from responding to requests for information from regulatory bodies or otherwise taking defensive action in any actual or threatened proceeding.

3. The Distribution Organization shall be responsible to the Company for the acts of the Distribution Organization's licensed General Agents and Agents operating under the Distribution Organization's supervision and shall indemnify and hold the Company harmless from any loss or expense on account of any act by the Distribution Organization or any of the Distribution Organization's General Agents and licensed Agents operating under the Distribution Organization's supervision.


H.  LITIGATION

1. The Distribution Organization shall not litigate any dispute between the Distribution Organization and any other agent or representative of the Company, or applicant to or policyholder in the Company, upon any matter relating to the Business of the Company without the prior written consent of an authorized officer of the Company. In the event of such litigation, the entire expense and damages shall be borne by the Distribution Organization. If any legal action is brought against either the Company or the Distribution Organization or both jointly, by reason of any alleged act, fault or failure of the Distribution Organization in connection with the Distribution Organization's activities hereunder, the Company may require the Distribution Organization to defend such action. However, at its sole option, the Company may defend any such action and expend such sums, including attorney's fees, as may in the Company's judgment be necessary. The Distribution Organization shall pay to the Company on demand any amount which may be recovered against the Company in any such action and any attorney's fees and other expenses which may have been paid by the Company therein, except in those cases when the Distribution Organization has not been at fault.

I.  TERMINATION

1. The Agency relationship hereby established shall continue during the will and pleasure of the parties to this Agreement and shall be subject to termination at any time by the Distribution Organization, or by the Company, upon, at least thirty days prior written notice to the other party in advance of the termination date. However, except for termination for cause or failure to meet production and/or persistency minimums described in the Schedule of Commissions and Allowances, the Distribution Organization shall continue to be fully responsible for one year under the terms of this Agreement for appointed General Agents and Agents which have been appointed prior to written notice by the Company of termination. The Distribution Organization shall receive during such one year period the compensation under this Agreement on new business written by such General Agents and Agents. Upon the effective date of any termination, the Company reserves the right at its discretion to appoint a subsequent Distribution Organization to perform duties under this Agreement or to have the General Agent report directly to the Company. Termination for cause may be made effective immediately upon notice.

2. Any assignment or attempt at assignment of commissions or other compensation made by the Distribution Organization for the benefit of the Distribution Organization's creditors or the filing of any Petition in Bankruptcy by or against the Distribution Organization whether voluntary or involuntary shall, without notice, constitute cancellation and termination of this Agreement and all of the Distribution Organization's rights under this Agreement.

3. This Agreement may be terminated for cause if the Distribution Organization or the Distribution Organization's licensed General Agents and Agents operating under the Distribution Organization's supervision have wrongfully withheld any funds, property or documents belonging to the Company; have misrepresented any product or service offered by or through the Company; have failed to comply with the terms of this Agreement or the Company's rules and regulations currently in force or later brought to the Distribution Organization's attention in any manner; or if the license of the Distribution Organization or General Agent or Agent operating under the Distribution Organization's supervision is revoked, suspended, or refused renewal by any regulatory agency of any branch of the government.

4. Upon termination for cause, the Distribution Organization shall have no further rights or privileges under this Agreement, and all monies including any fees, or other compensation or first year or renewal commissions otherwise payable under the terms of this Agreement shall be immediately forfeited.

5. In the event of the death of the Distribution Organization (excepting in case the Distribution Organization is a partnership) such commissions as may become due under this Agreement shall be payable to the estate of the Distribution Organization. If the Distribution Organization is a partnership, then upon death of any member, the Company shall continue to pay such commissions as may become due under this Agreement to the partnership unless or until notified to the contrary in writing by any party claiming an interest in such commissions.

6. Upon death of the Distribution Organization, the Company shall have the option, exercisable at its sole discretion, to pay a single sum in lieu of paying renewal commissions. The single sum to be paid shall be the value of such renewal commissions after allowing for interest and for anticipated terminations.

7. When, after termination of this Agreement, any payment to the Distribution Organization hereunder fails to exceed a total of $500.00 in any calendar year, the Company shall, after the end of such year, have the option, exercisable in its sole discretion of purchasing from the Distribution Organization any further commissions and other emoluments payable for their present value. "Present Value" as here used means the value of such commissions and other emoluments determined by the Company on the basis of accepted actuarial practices.


J.  GENERAL

1. The Distribution Organization and the Company agree to cooperate fully with each other in any state or federal regulatory investigation or proceeding to the extent that it relates to matters pertaining to this Agreement. Without limiting the foregoing:

a. The Company will promptly notify the Distribution Organization of notice of any regulatory investigation or proceeding received by the Company with respect to the Distribution Organization or any of the Distribution Organization's licensed General Agents or Agents operating under the Distribution Organization's supervision.

b. The Distribution Organization will promptly notify the Company of notice of any regulatory investigation or proceeding received by the Distribution Organization with respect to the Distribution Organization, or any of the Distribution Organization's licensed General Agents or Agents operating under the Distribution Organization's supervision, or any policy or contract or activity relating to this Agreement.

2. No assignment of this Agreement or of commissions or other payments hereunder shall be valid without the written consent of the Company.

Any notice hereunder shall be given by telegraph or by mail, postage prepaid, addressed as indicated below or to such other address as either party may later designate in writing.

Nothing contained herein shall prevent or restrict:

a. the Distribution Organization from acting as agent and broker for other insurance companies in any jurisdiction, or

b. the Company from appointing other agents and brokers either within or outside the Territory to solicit applications for its life insurance policies and annuity contracts.

The non-enforcement or waiver of any provision of this Agreement by either party hereto shall not imply the subsequent waiver of such provision, or any simultaneous or subsequent waiver of any other provision hereof.

From and after the date hereof, this Agreement including any supplemental amendments hereto shall constitute the entire Agreement between the parties and supersedes any prior agreement or understanding between the company and the Distribution Organization. No amendment, modification, deletion or waiver of the terms hereof shall be effective unless it is in writing.

To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

This Agreement may be executed in any number of counterparts, all of which shall together constitute one and the same Agreement. This Agreement shall be governed by the laws of Illinois.

IN WITNESS WHEREOF, the said Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of this _______ day of ____________ 19___.

KEMPER INVESTORS LIFE INSURANCE COMPANY
120 South LaSalle Street, Chicago, Illinois  60603

By___________________________________________Title_________________________

Address____________________________________________________________________

City_____________________________State_______________________Zip___________

DISTRIBUTION ORGANIZATION

Name of Person or Firm
To Whom Commissions are Payable
---------------------------------------------------------------------------
(Please Print)

Social Security Number or Tax I.D. Number (circle one)
---------------------------------------------------------------------------
Address
---------------------------------------------------------------------------
City                              State            Zip
---------------------------------------------------------------------------
Signature of Distribution Organization's
Principal Agent                             Title
---------------------------------------------------------------------------
Telephone (    )
---------------------------------------------------------------------------

PERSONAL GUARANTEE
(If Distribution Organization is a partnership, each partner must sign; if a Corporation, the President and such other officers and directors as may be required by the Company must sign.)

In consideration of the Company's designation of the above Distribution Organization, the undersigned agree, jointly and severally, to personally guarantee any and all indebtedness of the Distribution Organization to the Company.



Signed this _____________________ day of __________________________, 19____.


____________________________________  ______________________________________
Witness                               Guarantor



____________________________________  ______________________________________
Witness                               Guarantor



____________________________________  ______________________________________
Witness                               Guarantor